RESTRICTED STOCK UNIT AWARD
                                   (Director)
                      PURSUANT TO THE SPARTECH CORPORATION
                          2004 EQUITY COMPENSATION PLAN

   Award No.:       RSU-2004-___
   Award Date:      ________, 20__
   Participant:     ____________________
   Restricted Stock Units: ________


   This Restricted Stock Unit Award ("Award") is granted by Spartech Corporation (the "Company") to the individual named above ("Participant"), as of the date specified above (the "Award Date"), pursuant to the Spartech Corporation 2004 Equity Compensation Plan (as amended and in effect from time to time, the "Plan"). Capitalized terms not defined herein have the meanings given to them in the Plan.

   Subject to the terms and conditions set forth in this Award and the Plan, and subject to the Participant's written acknowledgment and acceptance of this Award, the Company hereby grants to the Participant, as deferred compensation, that number of restricted stock units specified above (the "Restricted Stock Units"), each Restricted Stock Unit representing the right to receive one share of Company common stock, $.75 par value per share ("Common Stock") at the time and subject to the conditions specified below.

   This Award is subject to the terms of the Plan and to all of the terms and conditions contained in Exhibit A, which begins on the following page and which is a part of this Award.


                                 SPARTECH CORPORATION

                                 By:
                                    Bradley B. Buechler
                                    Chairman of the Board, President and
                                       Chief Executive Officer

                            *     *     *     *     *


   By signing below, the Participant hereby acknowledges and accepts the above Award subject to the terms set forth above and in the Plan, and also acknowledges receipt of a copy of the Plan and the current Prospectus for the Restricted Stock Units and the Deferred Shares.



                                 Participant:

                                    EXHIBIT A
                                       TO
                           RESTRICTED STOCK UNIT AWARD
                                   (Director)


   1. Rights of the Participant with Respect to the Restricted Stock Units. The Restricted Stock Units are a form of deferred compensation. They do not and shall not entitle the Participant to any of the rights of a holder of Common Stock, and no shares of Common Stock shall be issued to Participant prior to the Payment Date, as hereafter defined. Neither this Award nor any action taken pursuant to or in accordance with this Award shall be construed to create a trust of any kind. The Company shall maintain a deferred compensation account for the Participant and shall provide the Participant with a statement of such account from time to time.

   2. Additional Restricted Stock Units. On each date that the Company pays a cash dividend to holders of Common Stock generally, the Company shall credit to the Participant as additional deferred compensation an additional number of Restricted Stock Units equal to the total number of whole Restricted Stock Units previously credited to the Participant under this Award multiplied by the dollar amount of the cash dividend per share of Common Stock paid by the Company on such date, divided by the fair market value of a share of Common Stock on such date, as determined by the Company in good faith. Any fractional amount resulting from such calculation shall be included to at least two decimal places.

   3. Nontransferability of Award and Restricted Stock Units. Neither this Award nor the Restricted Stock Units shall be transferable prior to the Payment Date other than by the Participant's last will and testament or the laws of descent and distribution, or by court order. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, or torts of the Participant.

   4. Payout of Restricted Stock Units. One (1) year after the Participant ceases to be a member of the Board of Directors of the Company, for whatever reason (the "Payment Date"), the Restricted Stock Units under this Award shall be paid out in the form of a number of shares of Common Stock (the "Deferred Shares") equal to the number of Restricted Stock Units, and the Company shall promptly cause certificates for the Deferred Shares to be issued and delivered, to or as directed by the Participant, or in the case of the Participant's death, to the person or persons to whom the Participant's rights under this Award shall have passed by will or by the applicable laws of descent and distribution. The value of any fractional Restricted Stock Unit shall be paid in cash at the time certificates are delivered to the Participant in payment of the Restricted Stock Units.

   5. Taxes. The Company shall have the right (i) to withhold from the Deferred Shares otherwise deliverable to the Participant under this Award, a number of such shares having a market value sufficient to satisfy any tax withholding requirements under any federal, state or local tax law related to the grant of this Award, the award of additional Restricted Stock Units pursuant to Section 2, or the payment of the Restricted Stock Units or the Deferred Shares, and (ii) to take such other action as may be necessary or appropriate to satisfy any such tax withholding obligations. The Company does not make any commitment or guarantee that any federal or state tax treatment will apply or be available to the Participant.

   6. Securities Law Restrictions. The Participant agrees that if at the Payment Date the sale of the Deferred Shares is not covered by an effective registration statement filed under the Securities Act of 1933 (the "Act"), the Participant will acquire the Deferred Shares for the Participant's own account and without a view to resale or distribution in violation of the Act or any other securities law, and that the Participant will enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with the Act or any other securities law or with this Award.

   7. Reorganization of the Company; Adjustment of Restricted Stock Units. The existence of this Award shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company's assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise. However, if the Common Stock is subdivided, consolidated, increased, decreased, changed into or exchanged for a different number or kind of shares or other securities, whether through reorganization, merger, recapitalization, reclassification, capital adjustment or otherwise, or if the Company shall issue common stock or other securities as a dividend or upon a stock split, then for all purposes, references herein to Deferred Shares shall mean and include all securities or other property (other than cash) that holders of the Common Stock are entitled to receive in respect of the Common Stock by reason of each such event. Any adjustments pursuant to this section may be determined by the Committee, whose determination as to what, if any, adjustment shall be made shall be final, binding and conclusive.

   8. No Guarantee of Continuing Service or Other Contract Right. This Award is not a contract of employment or other service, and neither this Award nor the Plan shall confer upon the Participant any right with respect to employment or continuation of service with the Company on the Board or in any other capacity, or interfere in any way with any right the Company or its stockholders would otherwise have to terminate the Participant's service on the Board. Receipt of this Award shall not be deemed to create a right to receive any future award or any right to severance payments or other termination awards or compensation.

   9. Amendment and Termination. No amendment or termination of this Award which would impair the rights of the Participant may be made without the written consent of the Participant. No amendment or termination of the Plan may impair the rights of the Participant under this Award without the written consent of the Participant.

   10. Severability. If any provision of this Award shall be held illegal, invalid, or unenforceable for any reason, such provision shall be fully severable and shall not affect the remaining provisions of this Award, and this Award shall be construed and enforced as if the illegal, invalid, or unenforceable provision had never been included herein.

   11. Governing Law. This Award shall be construed in accordance with the laws of the State of Missouri.


                                End of Exhibit A